Camden National Corporation Reports First Quarter 2013 Results

Reflects impact of the strategic acquisition of 14 branches

CAMDEN, Maine, April 30, 2013 /PRNewswire/ -- Camden National Corporation (NASDAQ: CAC; "Camden National" or the "Company"), a $2.6 billion bank holding company headquartered in Camden, Maine, reported net income of $5.7 million and diluted earnings per share ("EPS") of $0.74 for the first quarter of 2013, compared to net income of $6.6 million and diluted EPS of $0.86 for the first quarter of 2012. Return on average assets and average equity for the first quarter of 2013 were 0.90% and 9.81%, respectively, comparing favorably to our national peer group averages of 0.80% and 7.71%, respectively, for 2012.

"Our first quarter 2013 financial results reflect the impact of the strategic acquisition of 14 branches in late 2012, which has added operational costs while we build our revenue base through loan growth," said Gregory A. Dufour, president and chief executive officer of Camden National. "We are beginning to see the benefits of these new locations and expanded lending team with a solid loan pipeline and a significantly increased market position over last year. For new mortgages, we now claim the second-largest market share in Penobscot County, fourth in Androscoggin County and fifth in Kennebec County, compared to positions of no better than twelfth a year ago in these markets."

First Quarter 2013 Highlights

  Total deposits increased 25% compared to a year ago with acquired deposits of $287.6 million and organic growth of $108.4 million.
  Loan growth of $62.0 million, or 4%, compared to a year ago with growth primarily centered in commercial real estate and home equity lending.
  Asset quality trends remain favorable with lower net charge-offs and declining non-accrual loans.
  Quarterly dividend increased to $0.27 per share, an 8% increase.

First Quarter Operating Results

Net income of $5.7 million decreased $921,000, or 14%, compared to the first three months of 2012. Net income reflects the first full quarter of impact from the branch acquisition. "This performance meets expectations, as we anticipate that it will take several quarters of loan growth in our expanded markets, combined with adjustments to expense levels, to achieve a break-even level for the branch acquisition," commented Dufour.

Our net interest income increased $797,000, or 4%, compared to a year ago. The increase was the results of growth in interest-earning assets of $241.3 million for the first quarter of 2013, compared to the first quarter of 2012, partially offset by a decline of 21 basis points in the net interest margin to 3.27%. The decline in margin was the result of the impact of a sustained low interest rate environment with asset cash flow being reinvested at lower yields, as well as the investment of excess deposit liquidity from the branch acquisition into the securities portfolio at an average yield of 1.77%.

Non-interest income for the first quarter of 2013 increased $1.1 million, or 21%, compared to the same period in 2012, primarily due to the deposit-related service fees associated with the acquired deposit accounts. In addition, mortgage banking income increased $238,000 and income from fiduciary services decreased $296,000 as a direct result of the outsourcing of the employee benefits business line.

Non-interest expense for the first quarter of 2013 increased $3.6 million, or 28%, over the same period in 2012. The increased operating costs for the period relate to:

  Incremental operating expenses of $2.9 million related to the branch acquisition, including compensation costs, facilities expenses, data processing costs and other expenses associated with 35% more deposit accounts, 24% additional employees and 12 additional branch locations.
  Increase in operating costs of $567,000 primarily related to higher OREO/collection expenses and upgrading the ATM network to meet regulatory requirements, as well as provide advanced deposit features for our customers.
  One-time costs of $161,000 associated with the conversion and integration of the new accounts from the branch acquisition.

The first three months of 2013 included operating expenses totaling $429,000 related to staffing reductions and one-time expenses that will not be incurred in the future.

Balance Sheet

Total assets approximated $2.6 billion at March 31, 2013, representing an 11% increase from March 31, 2012. The growth in total assets was fueled by the investment and loan portfolios. The increase in the investment portfolio, which accounted for 70% of the growth, was due to the placement of excess cash from the branch acquisition. Total loans at March 31, 2013 grew 4%, to $62.0 million from March 31, 2012. The commercial real estate and home equity portfolios experienced the largest gains with increased balances of $25.9 million and $21.4 million, respectively, followed by the commercial and consumer portfolios, which grew $11.5 million and $4.5 million, respectively. Residential real estate portfolio balances, which decreased $1.1 million from a year ago, were reduced through the sale of $9.4 million in 30-year fixed-rate production to manage the Company's interest rate risk profile.

Total deposits were up $396.0 million, or 25% over last year, which was comprised of increases of $287.6 million from the branch acquisition and $108.4 million in organic growth. The largest gains were in our core deposits (demand deposit, interest checking, savings, and money market accounts), which totaled $358.7 million. Retail certificates of deposit and brokered deposits grew $26.7 million and $10.6 million, respectively.

Asset Quality

"Economic indicators on the national level show improvement in 2013 with increased housing values and a decrease in the unemployment rate. We are pleased to report an improvement in several of our asset quality measures including delinquency and non-performing asset levels, and net charge-offs," said Dufour.

Our asset quality metrics for the first quarter of 2013 compared favorably to that of the previous quarter. Non-performing loans were reduced by $660,000 from the previous quarter. Past due loans decreased to $6.2 million from $8.0 million for the previous quarter. Annualized net charge-offs to average loans were 0.09% compared to 0.24% for the fourth quarter 2012, and the allowance for credit losses to total loans remained level at 1.48%.

Dividends and Capital

The board of directors increased the quarterly dividend by $0.02 per share, representing an 8% increase over the previous quarter. In making the announcement, Dufour said, "This dividend increase balances our desire to maximize shareholder return while maintaining appropriate capital levels for future growth, and anticipated future capital requirements as a result of new regulations." This distribution resulted in an annualized dividend yield of 3.26%, based on the March 28, 2013, closing price of the Company's common stock at $33.08 per share as reported by NASDAQ. Tangible book value per share increased to $23.91 at March 31, 2013 from $23.28 for the same period a year ago.

Camden National's total risk-based capital ratio was 15.60% at March 31, 2013, compared to 15.56% at December 31, 2012. Camden National and its wholly-owned subsidiary, Camden National Bank, exceeded the minimum total risk-based, Tier 1 and Tier 1 leverage ratios of 10.0%, 6.0%, and 5.0%, respectively, required by the Federal Reserve for an institution to be considered "well capitalized."

On September 25, 2012, the board of directors of the Company authorized the 2012 Common Stock Repurchase Program ("Repurchase Program"). The Repurchase Program will allow for the repurchase of up to 500,000 shares, or approximately 6.5%, of the Company's outstanding common stock during the term of the Repurchase Program. No shares have been repurchased yet under the Repurchase Program, which expires on October 1, 2013.

About Camden National Corporation

Camden National Corporation, recently recognized by Forbes as one of "America's Most Trustworthy Companies," in 2012 and 2013* is the holding company employing more than 500 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 49 banking offices throughout Maine. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services.
* From Forbes.com March 18, 2013. © 2013 Forbes.com LLC. All rights reserved. Used by permission and protected by the Copyright Laws of the United States.

Forward-Looking Statements

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections, and statements, which are subject to numerous risks, assumptions, and uncertainties. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "plan," "target," or "goal," or future or conditional verbs such as "will," "may," "might," "should," "would," "could" and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Camden National. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Camden National to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include, but are not limited to, the following: continued weakness in the United States economy in general and the regional and local economies within the New England region and Maine, which could result in a deterioration of credit quality, a change in the allowance for loan losses, or a reduced demand for the Company's credit or fee-based products and services; adverse changes in the local real estate market that could result in a deterioration of credit quality and an increase in the allowance for loan loss, as most of the Company's loans are concentrated in Maine, and a substantial portion of these loans have real estate as collateral; changes in, trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; adverse changes in assets; competitive pressures, including continued industry consolidation, the increased financial services provided by non-banks and banking reform; continued volatility in the securities markets that could adversely affect the value or credit quality of the Company's assets, impairment of goodwill, the availability and terms of funding necessary to meet the Company's liquidity needs, and the Company's ability to originate loans, which could lead to impairment in the value of securities in the Company's investment portfolios; changes in information technology that require increased capital spending; changes in consumer spending and savings habits; new laws and regulations regarding the financial services industry; changes in laws and regulations, including laws and regulations concerning taxes, banking, securities and insurance; and changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters. Additional factors that could also cause results to differ materially from those described above can be found in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates as of the date of this press release, and Camden National does not promise and assumes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Use of Non-GAAP Financial Measures

In addition to evaluating the Company's results of operations in accordance with GAAP, management supplements this evaluation with certain non-GAAP financial measures, such as the efficiency and tangible equity ratios, tangible book value per share, and tax-equivalent net interest income. We believe these non-GAAP financial measures help investors in understanding the Company's operating performance and trends and allow for better performance comparisons to other banks. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. The reconciliation to the comparable GAAP financial measure can be found in this document or the Form 8-K related to this document, all of which can be found on Camden National's website at www.camdennational.com.

Annualized Data

Certain returns yields, and performance ratios, are presented on an "annualized" basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts.

	Three Months Ended March 31,
	2013	2012
Selected Financial and Per Share Data:
Return on average assets	0.90%	1.15%
Return on average equity	9.81%	12.01%
Return on average tangible equity	12.69%	15.10%
Tangible equity to tangible assets	7.19%	7.80%
Efficiency ratio	63.88%	54.43%
Net interest margin	3.27%	3.48%
Tier 1 leverage capital ratio	8.95%	9.70%
Tier 1 risk-based capital ratio	14.34%	14.90%
Total risk-based capital ratio	15.60%	16.16%
Basic earnings per share	$0.74	$0.86
Diluted earnings per share	$0.74	$0.86
Cash dividends declared per share	$0.27	$0.25
Book value per share	$30.85	$29.10
Tangible book value per share	$23.91	$23.28
Weighted average number of common shares outstanding	7,627,691	7,672,039
Diluted weighted average number of common shares outstanding	7,643,267	7,686,933

Statement of Condition Data (unaudited)

	March 31,	March 31,	December 31,
(In thousands, except number of shares)	2013	2012	2012

Assets
Cash and due from banks	$46,868	$35,732	$58,290
Securities
Securities available for sale, at fair value	803,620	626,488	781,050
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	19,724	21,034	21,034
Total securities	823,344	647,522	802,084
Trading account assets	2,244	2,194	2,300
Loans held for sale	1,608	9,144	-
Loans	1,578,167	1,516,181	1,563,866
Less allowance for loan losses	(23,369)	(23,010)	(23,044)
Net loans	1,554,798	1,493,171	1,540,822
Goodwill and other intangible assets	53,011	44,774	53,299
Bank-owned life insurance	45,391	44,010	45,053
Premises and equipment, net	27,757	23,740	28,059
Deferred tax asset	8,736	13,131	7,663
Interest receivable	6,660	6,521	6,215
Prepaid FDIC assessment	3,264	4,507	3,606
Other real estate owned	1,913	1,898	1,313
Other assets	15,223	12,814	16,053
Total assets	$2,590,817	$2,339,158	$2,564,757

Liabilities
Deposits
Demand	$226,330	$251,157	$240,749
Interest checking, savings and money market	1,152,246	768,677	1,169,148
Retail certificates of deposit	409,937	383,258	418,442
Brokered deposits	163,272	152,656	101,130
Total deposits	1,951,785	1,555,748	1,929,469
Federal Home Loan Bank advances	101,282	221,767	56,404
Other borrowed funds	221,092	254,470	259,940
Junior subordinated debentures	43,845	43,742	43,819
Accrued interest and other liabilities	37,238	39,773	41,310
Total liabilities	2,355,242	2,115,500	2,330,942

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,635,957, 7,684,589, and 7,622,750 shares on March 31, 2013 and 2012 and December 31, 2012, respectively

	49,821	51,328	49,667
Retained earnings	184,749	170,015	181,151
Accumulated other comprehensive income (loss)
Net unrealized gains on securities available for sale, net of tax	10,054	9,830	12,943
Net unrealized losses on derivative instruments, at fair value, net of tax	(6,355)	(5,739)	(7,205)
Net unrecognized losses on post-retirement plans, net of tax	(2,694)	(1,776)	(2,741)
Total accumulated other comprehensive income	1,005	2,315	2,997
Total shareholders' equity	235,575	223,658	233,815
Total liabilities and shareholders' equity	$2,590,817	$2,339,158	$2,564,757

Statement of Income Data (unaudited)

	Three Months Ended March 31,
(In thousands, except number of shares and per share data)	2013	2012

Interest income
Interest and fees on loans	$17,795	$18,435
Interest on U.S. government and sponsored enterprise obligations	4,276	4,116
Interest on state and political subdivision obligations	305	365
Interest on federal funds sold and other investments	50	49
Total interest income	22,426	22,965
Interest expense
Interest on deposits	1,819	2,538
Interest on borrowings	818	1,418
Interest on junior subordinated debentures	621	638
Total interest expense	3,258	4,594
Net interest income	19,168	18,371
Provision for credit losses	674	1,005
Net interest income after provision for credit losses	18,494	17,366
Non-interest income
Service charges on deposit accounts	1,684	1,156
Other service charges and fees	1,429	845
Income from fiduciary services	1,143	1,439
Mortgage banking income, net	574	336
Brokerage and insurance commissions	412	339
Bank-owned life insurance	338	339
Net gain on sale of securities and other-than-temporary impairment	138	121
Other income	618	653
Total non-interest income	6,336	5,228
Non-interest expenses
Salaries and employee benefits	8,361	6,908
Furniture, equipment and data processing	1,604	1,223
Net occupancy	1,552	1,111
Other real estate owned and collection costs	888	626
Consulting and professional fees	547	490
Regulatory assessments	499	435
Amortization of identifiable intangible assets	288	144
Branch acquisition costs	161	-
Other expenses	2,600	1,982
Total non-interest expenses	16,500	12,919
Income before income taxes	8,330	9,675
Income taxes	2,668	3,092
Net income	$5,662	$6,583

Per Share Data:
Basic earnings per share	$0.74	$0.86
Diluted earnings per share	$0.74	$0.86

Quarterly Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or for the Three Months Ended			At or for the Three Months Ended
	March 31, 2013			March 31, 2012
(In thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Securities - taxable	$769,995	$4,314	2.24%	$569,579	$4,162	2.92%
Securities - nontaxable (1)	31,681	470	5.93%	39,481	561	5.68%
Trading account assets	2,237	12	2.11%	2,195	3	0.63%
Loans: (1) (2)
Residential real estate	575,154	6,576	4.57%	581,265	7,103	4.89%
Commercial real estate	503,799	6,074	4.82%	475,303	6,032	5.02%
Commercial	176,536	1,970	4.46%	169,329	2,039	4.76%
Municipal	11,579	132	4.61%	13,058	172	5.30%
Consumer	302,131	3,088	4.15%	281,557	3,149	4.50%
Total loans	1,569,199	17,840	4.56%	1,520,512	18,495	4.85%
Total interest-earning assets	2,373,112	22,636	3.82%	2,131,767	23,221	4.34%
Cash and due from banks	44,744			35,858
Other assets	166,704			154,811
Less allowance for loan losses	(23,267)			(23,080)
Total assets	$2,561,293			$2,299,356

Liabilities & Shareholders' Equity
Retail deposits:
Non-interest bearing demand deposits	$225,262	-	-	$254,176	-	-
Interest checking accounts	475,478	67	0.06%	266,744	74	0.11%
Savings accounts	230,128	32	0.06%	182,249	95	0.21%
Money market accounts	456,333	373	0.33%	354,996	541	0.61%
Certificates of deposit	415,034	987	0.96%	391,802	1,341	1.38%
Total retail deposits	1,802,235	1,459	0.33%	1,449,967	2,051	0.57%
Borrowings:
Brokered deposits	126,078	360	1.16%	129,831	487	1.51%
Junior subordinated debentures	43,832	621	5.75%	43,730	638	5.87%
Other borrowings	318,198	818	1.04%	420,950	1,418	1.35%
Total borrowings	488,108	1,799	1.50%	594,511	2,543	1.72%
Total funding liabilities	2,290,343	3,258	0.58%	2,044,478	4,594	0.90%
Other liabilities	36,774			34,441
Shareholders' equity	234,176			220,437
Total liabilities & shareholders' equity	$2,561,293			$2,299,356

Net interest income (fully-taxable equivalent)		19,378			18,627
Less: fully-taxable equivalent adjustment		(210)			(256)
Net interest income		$19,168			$18,371

Net interest rate spread (fully-taxable equivalent)			3.24%			3.44%
Net interest margin (fully-taxable equivalent)			3.27%			3.48%

(1) Reported on tax-equivalent basis calculated using a tax rate of 35%.
(2) Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data (unaudited)
	At or for Three Months Ended	At or for Twelve Months Ended	At or for Nine Months Ended	At or for Six Months Ended	At or for Three Months Ended
(In thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Non-accrual loans:
Residential real estate	$10,311	$10,584	$9,459	$10,349	$9,570
Commercial real estate	5,782	6,719	7,121	7,362	7,578
Commercial	3,134	3,409	3,765	4,687	4,253
Consumer	2,341	1,771	1,929	1,912	2,477
Total non-accrual loans	21,568	22,483	22,274	24,310	23,878
Loans 90 days past due and accruing	49	611	246	562	183
Renegotiated loans not included above	5,491	4,674	3,162	3,177	3,256
Total non-performing loans	27,108	27,768	25,682	28,049	27,317
Other real estate owned:
Residential real estate	1,101	669	421	1,045	1,226
Commercial real estate	812	644	175	652	672
Total other real estate owned	1,913	1,313	596	1,697	1,898
Total non-performing assets	$29,021	$29,081	$26,278	$29,746	$29,215

Loans 30-89 days past due:
Residential real estate	$1,165	$1,658	$1,256	$780	$1,961
Commercial real estate	3,375	2,618	1,938	2,122	3,075
Commercial	731	1,043	1,135	762	846
Consumer	962	2,721	452	310	245
Total loans 30-89 days past due	$6,233	$8,040	$4,781	$3,974	$6,127

Allowance for loan losses at the beginning of the period	$23,044	$23,011	$23,011	$23,011	$23,011
Provision for loan losses	684	3,791	2,676	1,817	991
Charge-offs:
Residential real estate	145	1,197	1,024	446	308
Commercial real estate	80	593	209	209	179
Commercial	277	1,393	1,146	416	191
Consumer	85	1,319	987	879	411
Total charge-offs	587	4,502	3,366	1,950	1,089
Total recoveries	228	744	530	384	97
Net charge-offs	359	3,758	2,836	1,566	992
Allowance for loan losses at the end of the period	$23,369	$23,044	$22,851	$23,262	$23,010

Components of allowance for credit losses:
Allowance for loan losses	$23,369	$23,044	$22,851	$23,262	$23,010
Liability for unfunded credit commitments	35	45	51	43	34
Balance of allowance for credit losses	$23,404	$23,089	$22,902	$23,305	$23,044

Ratios:
Non-performing loans to total loans	1.72%	1.78%	1.67%	1.83%	1.79%
Non-performing assets to total assets	1.12%	1.13%	1.06%	1.24%	1.25%
Allowance for credit losses to total loans	1.48%	1.48%	1.49%	1.52%	1.51%
Net charge-offs to average loans (annualized)
Quarter-to-date	0.09%	0.24%	0.33%	0.15%	0.26%
Year-to-date	0.09%	0.24%	0.25%	0.21%	0.26%
Allowance for credit losses to non-performing loans	86.34%	83.15%	89.18%	83.09%	84.36%
Loans 30-89 days past due to total loans	0.39%	0.51%	0.31%	0.26%	0.40%

Reconciliation of non-Generally Accepted Accounting Principals ("GAAP") to GAAP Financial Measures

Camden National presents its efficiency ratio using non-GAAP information. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes branch acquisition costs from non-interest expenses, excludes net gains on sale of securities from non-interest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	Three Months Ended March 31,
(In Thousands)	2013	2012
Non-interest expense, as presented	$16,500	$12,919
Less branch acquisition costs	161	-
Adjusted non-interest expense	$16,339	$12,919

Net interest income, as presented	$19,168	$18,371
Effect of tax-exempt income	210	256
Non-interest income, as presented	6,336	5,228
Less gains on sale of securities, net of other-than-temporary impairments	138	121
Adjusted net interest income plus non-interest income	$25,576	$23,734
Non-GAAP efficiency ratio	63.88%	54.43%
GAAP efficiency ratio	64.70%	54.74%

The following table provides a reconciliation between tax-equivalent net interest income to GAAP net interest income using a 35.0% tax rate.

	Three Months Ended March 31,
(In Thousands)	2013	2012
Net interest income, as presented	$19,168	$18,371
Effect of tax-exempt income	210	256
Net interest income, tax equivalent	$19,378	$18,627

The following table provides a reconciliation between tangible book value per share and book value per share, which has been prepared in accordance with GAAP:

	At March 31,	At March 31,
(In Thousands)	2013	2012
Shareholders' equity, as presented	$235,575	$223,658
Less goodwill and other intangibles	53,011	44,774
Tangible shareholders' equity	182,564	178,884
Shares outstanding at period end	7,635,957	7,684,589
Tangible book value per share	$23.91	$23.28
Book value per share	$30.85	$29.10

The following table provides a reconciliation between tangible equity to tangible assets and equity to assets, which has been prepared in accordance with GAAP:

	At March 31,	At March 31,
(In Thousands)	2013	2012
Shareholders' equity, as presented	$235,575	$223,658
Less goodwill and other intangibles	53,011	44,774
Tangible shareholders' equity	182,564	178,884
Total assets	2,590,817	2,339,158
Less goodwill and other intangibles	53,011	44,774
Tangible assets	$2,537,806	$2,294,384
Tangible equity to tangible assets	7.19%	7.80%
Equity to assets	9.09%	9.56%

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CONTACT: Susan M. Westfall, Senior Vice President, Clerk, Camden National Corporation, 207.230.2096, swestfall@camdennational.com